Exhibit 10.15

September 4, 2003

William Britts

11431 Willows RD NE

Redmond, WA 98052

Dear Bill:

Thank you for your patience while we cleared up certain matters with regard to your relocation to Paris. This letter is to confirm arrangements with you as Executive Vice President of Sales & Marketing as detailed in this letter. You continue to report to Peter van Oppen, Chairman of the Board and CEO. The original effective date will be July 1, 2002. While nothing in this letter or in your relocation to Paris, France alters your status as an at-will employee of ADIC, you acknowledge that this assignment is currently expected to continue through fiscal year 2004. Any change will be by mutual agreement or as determined by governmental laws, rules or regulations. All references to currency in this letter are in US dollars unless otherwise noted.

COMPENSATION:

Your base rate of pay will be $100,000 annually, subject to federal income tax and other normal withholding. Additionally, you will receive $157,500 gross in a Travel Hardship Allowance that will be subject to French social taxes but not French income taxes. Your base salary will be further supplemented by the payment of a housing allowance, U.S. Hypothetical Housing Deduction and cost of living differential. These allowances are described in more detail in following sections.

TAXES:

Tax equalization is designed to assure that you do not incur additional tax liability as a result of the assignment in excess of the tax liability you would have incurred had you remained in the United States. During the course of your assignment, a hypothetical tax will be computed and withheld from your salary which is an approximation of your annual tax liability on your base income had you remained in the U.S.

If you receive any bonuses, or incentives in addition to salary, they are also subject to hypothetical tax. The final hypothetical tax will be calculated as your tax return is finalized each year, which determines your final actual income tax obligation for the year.

ADIC will be responsible for U.S. and/or foreign taxes greater than the final hypothetical tax, which were incurred as a result of your expatriate assignment. The settlement of taxes is subject to final review of any taxes paid on behalf of an expatriate or advances provided to an expatriate or advances provided to an expatriate as part of a tax settlement. However, because the Company is undertaking the obligation to pay your taxes in excess of your U.S. obligation, the amount of any refund of taxes received by you from the U.S. Internal Revenue Service must paid to ADIC. We will make available to you, for both foreign and domestic taxes, consultation, and preparation services provided by a source that ADIC chooses. This work will be done by Chris Rieke who is an International Tax Accountant with Miller, Rieke, Whitsell and Co.

William Britts

September 4, 2003

Page Two

RELOCATION:

ADIC has assisted you in your move from the Redmond area to France by directly paying household item moving and storage costs. Upon your return, ADIC will directly pay for the return of your household item moving costs (not to exceed $5,000 unless otherwise negotiated ). Please notify the Human Resources Department in Redmond prior to finalizing your move.

RELOCATION ALLOWANCE:

Should relocation costs back to the US exceed $5,000 and not be negotiated to 100%, a special allowance of $5,000 gross will be made available at the end of the assignment. This allowance is intended to cover expenditures not covered elsewhere.

COST OF LIVING ADJUSTMENT:

Recognizing that there are differences between Redmond, WA and Paris, France, you will receive a cost of living adjustment of $2,150/month gross. This adjustment is subject to taxes as outlined on the attached spreadsheet.

HOUSING:

ADIC has paid your housing allowance for the first year as requested and effective August 1, 2003, this allowance will be increased to $5,600 Euros. This amount will be subject to renegotiation at the end of fiscal year 2004. ADIC will pay all reasonable utility costs (electric, gas, water, etc.), you will be responsible for your home telephone bill.

APPLIANCES:

You will also be given $1,000 gross, less applicable taxes, for lease or purchase of household or entertainment appliances.

CAR:

You will have the use of an ADIC leased vehicle. ADIC will pay the cost of a rented vehicle. Gas, insurance and routine maintenance will be covered under the lease.

BENEFITS:

You will receive the standard US Company benefits package including eligibility to participate in the ADIC Profit Bonus Plan, ADIC Stock Discount Purchase Plan and the ADIC 401(k) Plan. Social Security Taxes will be deducted from US salary. You will be covered by the Company insurance plans, including medical, dental, vision, life, short-term disability, and long-term disability. As with all senior people, you will not accumulate Flexible Time Off (FTO). You will observe the holidays normally observed by ADIC Paris. Details about these benefits may be obtained from the Human Resources Department.

William Britts

September 4, 2003

Page Three

HOME LEAVE:

ADIC will provide you and each member of your family with two (2) round trip airfares per year. These airfares may be used by you to return home or to bring family members to Europe.

VISA:

Because your VISA may not be ready as needed, ADIC will pay for a round trip visit to San Francisco, CA for you to obtain the required VISAs.

REPATRIATION:

Your repatriation will be effective upon the conclusion of your assignment for whatever reason. This reflects the Company’s acceptance of an obligation to return you, and your belongings, to the United States under virtually all circumstances.

Provided you are returning to the United States at the successful completion of the assignment (or due to business reasons that are beyond your control), you will be considered for a position consistent with the business needs of ADIC taking into consideration factors such as your prior position, your salary at repatriation, your professional growth, your performance level and your personal desires.

This offer represents the entire offer of ADIC and supersedes any prior verbal or written agreements. Please signify your acceptance of this offer by signing and returning the copy enclosed; keep the original for your files.

Bill, we are excited about the changes we have outlined and eagerly anticipate a successful implementation. We believe you can play a key role in the continued success of ADIC. I hope this offer will allow you to achieve both your personal and professional objectives. Please call me to discuss any questions.

Your signature below indicates your acknowledgement of the above-stated guidelines, which will affect your expatriation to Paris France and your return to the United States as herein provided. Please sign below and return the originals to the Human Resources Department as soon as possible.

Sincerely,

Linda Naismith

Senior Manager, Human Resources

William Britts	Date